CONSENT OF NORWEST CORPORATION

In connection with NovaGold Resources Inc.’s registration statement on Form F-10 originally dated December 7, 2009, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Sean Ennis, on behalf of Norwest Corporation, hereby consent to references to Norwest Corporation’s name and to the involvement of Norwest Corporation in the preparation of the “Technical Report, Nome Placer Property” dated September 12, 2006 (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

DATED: December 30, 2009

NORWEST CORPORATION

/s/ Sean Ennis
Name: Sean Ennis
Title: Vice President, Mining